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                                                                  EXHIBIT 12(b)



                             D&N CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements


                     For the Six Months Ended June 30, 2000
                          (In thousands, except ratio)


       Net income                                                 $ 1,907

       Fixed charges:
              Advisory fees                                            63

       Total fixed charges                                             63

       Earnings before fixed charges                              $ 1,970

       Fixed charges, as above                                         63

       Preferred stock dividend requirement                         1,361

       Fixed charges including preferred stock dividends          $ 1,424

       Ratio of earnings to fixed charges and preferred
              stock dividends requirements                           1.38














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